Exhibit 10.2

RESTRICTED STOCK AGREEMENT

This Restricted Stock Agreement (this “Agreement”) is entered into as of the 29th day of September, 2019, by and between Health Sciences Acquisitions Corporation, a Delaware corporation (the “Company”), and Health Sciences Holdings, LLC (the “Holder”).

W I T N E S S E T H:

WHEREAS, in December 2018, the Holder purchased 2,875,000 shares (the “Shares”) of the Company’s common stock (the “Common Stock”);

WHEREAS, the Shares are currently held in escrow pursuant to the terms of that certain Stock Escrow Agreement, dated May 9, 2019 (the “Escrow Agreement”), between the Company, the Holder and Continental Stock Transfer & Trust Company, a New York corporation (the “Escrow Agent”);

WHEREAS, concurrently with the execution of this Agreement, the Company is entering into that certain Share Exchange Agreement, dated as of September 29, 2019 (the “Share Exchange Agreement”), by and among the Company, Immunovant Sciences Ltd., a Bermuda exempted limited company (“Immunovant”), the stockholders of Immunovant and Roivant Sciences Ltd., a Bermuda exempted limited company, to effect the consummation of a business combination with Immunovant (the “Business Combination”); and

WHEREAS, Holder is entering in to this Agreement as a condition of, and as a material inducement for Immunovant to enter into and consummate the transactions contemplated by the Share Exchange Agreement.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

1.    Cancellation of Shares. Concurrently with the Closing (as defined in the Share Exchange Agreement) the Company shall instruct the Escrow Agent to cancel a number of Shares (the “Canceled Shares”) equal to: (a) 1,800,000, multiplied by (b) (i) the number of shares of Common Stock validly redeemed by holders thereof in connection with the Business Combination as reflected in the records of the Company’s transfer agent, divided by (ii) 11,500,000.

2.    Share Restriction. Concurrently with the Closing, the Company shall instruct the Escrow Agent that a number of Shares (the “Restricted Shares”) equal to 1,800,000 minus the number of Canceled Shares, shall be held in escrow and subject to potential forfeiture until vested in accordance with Section 4 below.

3.    Representations. The Company and the Holder hereby represent and warrant as follows:

a.    Company Representations.

i)    Authority; Due Execution. The Company has all requisite power and authority and the legal capacity to execute, deliver and perform this Agreement. The execution, delivery and performance of this Agreement has been duly authorized by all necessary corporate action on the part of the Company. This Agreement has been duly executed and delivered by or on behalf of the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors’ rights generally, and is subject to general principles of equity.

ii)    No Conflicts. The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not (A) conflict with or violate any law applicable to the Company of which the Company is aware, or (B) result in the creation of a lien or encumbrance on the Company’s assets pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company is a party or by which the Company or any of the Company’s assets is bound or affected.

b.    Holder Representations.

i)    The Holder has all requisite power and authority and the legal capacity to execute, deliver and perform this Agreement. This Agreement has been duly executed and delivered by the Holder and constitutes a legal, valid and binding obligation of the Holder, enforceable against the Holder in accordance with its terms, except that such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors’ rights generally, and is subject to general principles of equity.

ii)    The Holder owns, of record and beneficially, and has good, valid and indefeasible title to the Shares free and clear of any and all mortgages, pledges, security interests, encumbrances, liens or charges of any kind, except for those imposed on the Holder in connection with the Company’s initial public offering. Except for those agreements the Company is a party to, there are no options, rights, voting trusts, stockholder agreements or any other contracts or understandings to which the Holder is a party or by which the Holder or the Shares are bound with respect to the issuance, sale, transfer, voting or registration of the Shares.

4.    Treatment of Restricted Shares.

a.    Registration. The Restricted Shares shall remain in the name of the Holder registered in book entry form at the Company’s transfer agent. Unless and until the Restricted Shares are forfeited as provided herein, Holder shall be entitled to vote such shares. Any distributions of Common Stock declared with respect to the Restricted Shares, including, but not limited to, shares of Common Stock issued as a result of a stock dividend, stock split, combination of shares or otherwise, shall be set aside and not paid until the Restricted Shares have been vested and released to the Holder or, if the Restricted Shares are not vested and released in accordance with this Agreement, then all such distributions declared on such Restricted Shares shall be forfeited.

b.    Nontransferability. Except as otherwise required by law, Restricted Shares that have not vested in accordance with the terms of this Agreement may not be sold, assigned, exchanged, transferred, pledged, hypothecated or otherwise disposed of, except to the Company as provided herein.

c.    Vesting. The Restricted Shares shall vest and no longer be subject to forfeiture in accordance with the following schedule:

i)    50% of the Restricted Shares shall vest and no longer be subject to forfeiture upon the date of final determination pursuant to Section 3.3(a) of the Share Exchange Agreement that Milestone #1 has been achieved and the applicable Earnout Shares (as defined therein) have become deliverable thereunder; and

ii)    50% of the Restricted Shares shall vest and no longer be subject to forfeiture upon the date of final determination pursuant to Section 3.3(a) of the Share Exchange Agreement that Milestone #2 has been achieved and the applicable Earnout Shares have become deliverable thereunder.

Notwithstanding the foregoing, in the event that, prior to the vesting of all Restricted Shares pursuant to clauses (i) and (ii) above, there is an Acceleration Event (as defined in the Share Exchange Agreement), then all Restricted Shares shall immediately vest in full and no longer be subject to forfeiture upon the consummation of such Acceleration Event; provided that, the Restricted Shares, if any, that remain subject to the vesting conditions set forth in clauses (i) and (ii) above shall not be deemed vested if the value of the consideration to be received in exchange for each share of Common Stock in the event of an Acceleration Event that is a Change of Control (as defined in the Share Exchange Agreement) is lower than the applicable stock price thresholds referenced thereby.

d.    Delivery following Vesting. Upon the achievement of the vesting conditions set forth above, the Company shall instruct the Escrow Agent to remove any legend reflecting the limitation of transferability, the risk of forfeiture and other restrictions under this Agreement from such vested Restricted Shares, and such Shares will be eligible for release from escrow. For the avoidance of doubt, to the extent then-applicable, such Shares will remain subject to the restrictions set forth in Section 3 of the Escrow Agreement.

e.    Cancellation of Unvested Restricted Shares. To the extent that all Restricted Shares have not vested pursuant to the terms of this Agreement by the date it is finally determined that the stockholders of Immunovant are not entitled or eligible to receive any further Earnout Shares under the Share Exchange Agreement, the Company and the Holder shall instruct the Escrow Agent to cancel such Restricted Shares that have not then-vested.

5.    Notice. All notices, request, demands, waivers and communications required or permitted to be given hereunder shall be in writing and shall be delivered in person or mailed, certified or registered mail with postage prepaid, or sent by facsimile, as follows:

If to Company, to it at:

Health Sciences Acquisitions Corporation

412 West 15th Street, Floor 9

New York, NY 10011

Attention: Roderick Wong, M.D.

Phone: (646) 343-9280

Email: rw@rtwfunds.com

with a copy (which shall not constitute notice) to:

Loeb & Loeb LLP

345 Park Avenue

New York, NY 10154

Attention: Giovanni Caruso

Phone: (212) 407-4866

Email: gcaruso@loeb.com

If to Holder, to Holder at Holder’s last known mailing address specified in the Company’s records,

or to such other address as either party hereto shall specify by notice in writing to the other party in accordance with this Section. All such notices, requests, demands, waivers and communications shall be deemed to have been received on the date when given unless mailed, in which case on the third business day after the mailing.

6.    Assignment. Neither party may assign any of its respective rights or obligations hereunder, except by operation of law.

7.    Amendments. This Agreement may not be amended, modified, or terminated without the written agreement of both parties hereto.

8.    Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the internal laws of the State of New York, without regard to the principles of conflicts of law.

9.    Counterparts. This Agreement may be executed in two counterparts, each of which shall be an original, but both of which together shall constitute one and the same agreement.

[Signature pages follow.]

IN WITNESS WHEREOF, the Company and Holder have entered into this Agreement as of the grant date specified above.

HEALTH SCIENCES ACQUISITIONS CORPORATION

By:	/s/ Roderick Wong, M.D.
Name:	Roderick Wong, M.D.
Title:	President

HEALTH SCIENCES HOLDINGS, LLC

By:	/s/ Naveen Yalamanchi, M.D.
Name:	Naveen Yalamanchi, M.D.
Title:	Director

[Signature page to Sponsor Restricted Stock Agreement]